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                                  EXHIBIT 8.2

                                                               May 12, 1998



Yorkshire Power Group Limited
Wetherby Road, Scarcroft
Leeds LS14 3HS

Yorkshire Power Finance Limited
Wetherby Road, Scarcroft
Leeds LS14 3HS

Yorkshire Capital Trust I
1 Riverside Plaza
Columbus, Ohio 43215

Dear Ladies and Gentlemen,

Registration Statement on Form S-1

We are legal advisers as to English law to Yorkshire Capital Trust I, Yorkshire Power Group Limited and Yorkshire Power Finance Limited in connection with the preparation of a Registration Statement on Form S-1, including a preliminary prospectus, filed with the Securities and Exchange Commission (the "Commission") on 13th March, 1998 (the "Registration Statement").

We confirm that the information relating to United Kingdom taxation in the section of the preliminary Prospectus headed "Material Income Tax Considerations" and specifically the paragraphs headed "UK Tax Considerations" is the opinion of Allen & Overy and is correct in all material respects.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Tax Considerations - UK Tax Considerations" in the preliminary prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours faithfully,


ALLEN & OVERY